U. S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
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FORM 8-K
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Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 17, 1996

0-27448
Commission File Number

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Georgia             58-1756713
(State of Incorporation) (IRS Employer Identification No.)

200 Plantation Chase
St. Simons Island, Georgia                  31522
(Address of Principal Executive Offices)     (Zip Code)

Registrant's telephone number, including area code:
(912) 638-0667

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.   Other Events

     On October 17, 1996, the Board of Directors of Golden Isles Financial Holdings, Inc. (the Registrant) removed Gregory S. Junkin as the Chairman of the Board of Directors and Chief Executive Officer of the Registrant effective immediately. The Board appointed J. Thomas Whelchel, Vice Chairman of Registrant, to assume the duties as Acting Chairman of Registrant's Board and to serve as Chief Executive Officer of the Registrant.

     Mr. Junkin was similarly removed from his position as Chairman and Chief Executive Officer of First Credit Service Corporation (First Credit) and First Bank Mortgage Corporation (First Bank Mortgage), both of which are wholly-owned subsidiaries of Registrant. J. Thomas Whelchel became Acting Chairman of the Board and Chief Executive Officer for First Credit and First Bank Mortgage.

     On October 17, 1996, the Board of Directors of Registrant also removed Paul D. Lockyer as President, Chief Operating Officer, and Chief Financial Officer of Registrant effective immediately. Michael D. Hodges was elected President and Chief Financial Officer for Registrant.

     Mr. Lockyer was similarly removed from his position as President and Chief Executive Officer of The First Bank of Brunswick, a wholly-owned subsidiary of Registrant. Michael D. Hodges was elected President and Chief Executive Officer for The First Bank of Brunswick.

     Both Mr. Junkin and Mr. Lockyer were removed from the Boards of Directors of The First Bank of Brunswick, First Credit, and
First Bank Mortgage, but remain members of Registrant's Board of Directors.

     The foregoing action was outlined in a letter dated October
25, 1996, to all shareholders from J. Thomas Whelchel in his capacity as Vice Chairman of the Registrant, a copy of which is attached hereto as Exhibit 99 and incorporated herein by reference.

ITEM 7.   Financial Statements and Exhibits

          Exhibit 99: Letter of October 25, 1996 from J. Thomas Whelchel to all shareholders.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
(Registrant)


Date:     October 29, 1996

By:  /s/ J. Thomas Whelchel


(Signature)
J. THOMAS WHELCHEL, VICE CHAIRMAN
(Print name and title of signing officer)



EXHIBIT 99



GOLDEN ISLES FINANCIAL HOLDINGS, INC.
Own Your Share Of America Financial Services
200 Plantation Chase
St. Simons Island, Georgia  31522
Tel   (912) 638-0667
Fax  (912) 638-4820


October 25, 1996


Shareholders of Golden Isles
   Financial Holdings, Inc.

Dear Shareholder:

     The Board of Directors have asked me to advise you that Mr. Gregory Junkin, former Chairman and Chief Executive Officer, and Mr. Paul Lockyer, former Chief Operating Officer and Chief Financial Officer, are no longer employed by Golden Isles Financial Holdings, Inc. (the "Company") or any of its affiliated companies in any capacity. They remain as Directors of the Company. We wish them well in their future endeavors.

     Over the past two years management of the company deviated from the original mission of providing banking and financial services to local communities. Our effort to engage in national mortgage banking proved to be very expensive. The entire operations of First Bank Mortgage Company, the mortgage banking subsidiary of the Company, is under close review to determine its potential for profit and in what form that potential may be realized.

     The businesses of Golden Isles Financial Holdings, Inc. on the whole are very healthy. The company has a combined net worth as of August 31 in excess of 10.5 million dollars.

     The First Bank of Brunswick is our flagship subsidiary and has continued to experience good growth and profitability. The addition of the St. Simons Island branch has exceeded our expectation for both growth and acceptance. The Bank is very sound, its loan portfolio is solid and the Bank will show a good profit for 1996.

     First Credit Service Corporation, another subsidiary of the company, is also continuing with good growth and a good loan portfolio. This company now has six loan officers and approximately $8,000,000 in loans outstanding. The addition of the


Shareholders of Golden
   Isles Financial Holdings, Inc.
Page 2
October 25, 1996

new offices and the start up costs associated with them has necessarily affected its overall profitability for the short term, but we anticipate this company will break even for the last quarter of 1996 and be profitable in 1997. We have high expectations for First Credit Service Corporation in the immediate future.

     The areas of concern that prompted your Board of Directors to change management are (1) losses in First Bank Mortgage Corporation and (2) the high cost associated with the holding company. First Bank Mortgage Corporation has, for 1996, sustained losses through August in excess of $400,000. The Company's venture into wholesale mortgage lending and mortgage warehouse lending has not been as successful and decisive action is necessary to stop these losses. We are not retreating from our involvement in warehouse lending, but our immediate priority is to examine this entire business, both as to its potential for profitability and the manner in which it is being conducted.

     The holding company (Golden Isles Financial Holdings, Inc.)
is costing, on an annualized basis, approximately $960,000 to maintain. The Board believes these costs are out of line for a company our size. Our other immediate priority is to closely review these expenses and make the necessary changes to bring these costs in line and still be certain the Company provides the necessary support for our operating companies. We anticipate a substantial reduction in management costs.

     During this period of evaluation, our emphasis is going to be on cost reduction, and we are not going to employ any additional management personnel. After we complete our evaluation, we will better know what is needed and can make better judgments at that time. In the mean time and during this evaluation period, I will continue as Vice Chairman of Golden Isles Financial Holdings, Inc., and will be responsible for its continued operation. Michael Hodges has been elected interim President of the Bank and I will continue to serve as Vice Chairman of Golden Isles Financial Holdings, Inc., Chairman of First Bank Mortgage Corporation and Chairman of First Credit Service Corporation. I will serve as interim Chief Executive Officer of these three companies.

     Your Board of Directors is committed to implementing sound policies which will reduce the cost of operation and bring us to profitability. We fully understand your concern in this regard and will take decisive action where necessary.

Very truly yours,

/s/ J. Thomas Whelchel
J. Thomas Whelchel
Vice Chairman

JTW/ad